Exhibit 99.1

September 21, 2009	Contact:	Gary L. Pittman
Chief Financial Officer
(713) 654-8960

EDGE PETROLEUM RECEIVES NOTICE FROM THE NASDAQ STOCK MARKET REGARDING
NON-COMPLIANCE WITH THE MINIMUM BID PRICE RULE

HOUSTON, September 21, 2009 (GLOBE NEWSWIRE) — Edge Petroleum Corporation (Nasdaq:EPEX) (Nasdaq:EPEXP) (“Edge” or the “Company”) announced today that on September 16, 2009 the Company received notice from The Nasdaq Stock Market that the minimum bid price of the Company’s common stock was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with the minimum bid price rule for continued listing set forth in Nasdaq Marketplace Rule 5450(a)(1).  In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has until March 15, 2010, which is 180 calendar days from September 16, 2009, to regain compliance with the minimum bid price rule.

If at any time prior to March 15, 2010 the bid price of the Company’s common stock closes at $1.00 per share or higher for a minimum of 10 consecutive business days, Nasdaq staff will provide the Company with written confirmation of compliance with the minimum bid price rule and the matter will be resolved.  If the Company does not regain compliance by March 15, 2010, Nasdaq staff will provide written notification to the Company that its common stock is subject to delisting.  At that time, the Company may appeal Nasdaq’s delisting determination to a Nasdaq Hearings Panel.  Alternatively, the Company could apply to transfer its common stock to The Nasdaq Capital Market if it satisfies all of the requirements, other than the minimum bid price rule, for initial listing on The Nasdaq Capital Market set forth in Nasdaq Marketplace Rule 5505.  If the Company were to elect to apply for such transfer and if it satisfies the applicable requirements and its application is approved, the Company would have an additional 180 days to regain compliance with the minimum bid price rule while listed on The Nasdaq Capital Market.

The Company intends to actively monitor the bid price for its common stock between now and March 15, 2010, and is currently evaluating all available options in response to the notice to resolve the deficiency and regain compliance with the Nasdaq minimum bid price rule.

About Edge Petroleum Corporation

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock and preferred stock are listed on The Nasdaq Global Select Market under the symbols “EPEX” and “EPEXP,” respectively.